EX-99.(d)(2)

Form of Amended Annex A

Goldman Sachs Asset Management, L.P.

Fund	Fee (Annual Rate)	Initial Date
Goldman Sachs MarketBeta U.S. 1000 Equity ETF	0.15% on first $300 million 0.10% on next $700 million 0.09% on next $4 billion 0.08% over $5 billion	September 13, 2021
Goldman Sachs MarketBeta Total International Equity ETF	0.20% on first $100 million 0.18% on next $400 million 0.12% on next $500 million 0.10% over $1 billion	September 20, 2022

GOLDMAN SACHS ETF TRUST II

By:
Name:	James McNamara
Title:	President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:
Name:	Michael Crinieri
Title:	Managing Director

Dated: